UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Cascade Natural Gas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter from David Stevens, President and Chief Executive Officer of Cascade Natural Gas Corporation, first mailed to Cascade shareholders on October 2, 2006:

IMPORTANT MERGER VOTE
TIME IS SHORT — PLEASE ACT TODAY!

September 29, 2006

Dear Fellow Shareholder:

According to our latest records, we have not received your voting instructions for the important special meeting of shareholders of Cascade Natural Gas Corporation to be held on Friday, October 27, 2006.  Your vote is extremely important, regardless of the number of shares of Cascade common stock that you own.  Please note that the adoption of the merger agreement requires the approval of the holders of more than two-thirds of all shares of Cascade common stock entitled to vote.  Accordingly, if you do not vote it has the same effect as a vote “against” the merger proposal.

Please vote by one of the following simple methods to promptly provide your voting instructions:

1.              Vote by Internet

2.              Vote by Telephone

3.              Vote by Mail

If the merger agreement is approved and the merger is completed, each outstanding share of Cascade common stock will be exchanged for the right to receive $26.50 in cash.  For the reasons set forth in the proxy statement, dated September 20, 2006, your Board of Directors unanimously recommends that you vote “FOR” the merger proposal.  We respectfully request that you vote your shares at your earliest convenience.

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (888) 628-8208.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ David W. Stevens

David W. Stevens
President and Chief Executive Officer